Exhibit 99.1

Ampio to Start First Clinical Trial in COVID-19 Program

ENGLEWOOD, Colo., June 19, 2020, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) (the “Company”), is a biopharmaceutical company focused on the advancement of immunology-based therapies for prevalent inflammatory conditions. As part of this program, the Company is developing therapies for patients infected with the SARS-CoV-2 virus (“COVID-19”).

The U.S. Food and Drug Administration (“FDA”) completed its review of the Company’s Investigative New Drug (“IND”) application for intravenous (“IV”) AmpionTM treatment for COVID-19 affected patients and has cleared the company to proceed with human trials.

The Company will begin a Phase 1 clinical trial to evaluate IV Ampion as a treatment for COVID-19 patients on supplemental oxygen. The need for supplemental oxygen in COVID-19 patients is indicative of an inflammatory process in the lungs. As an immunomodulatory anti-inflammatory agent, Ampion may be effective in interrupting the inflammatory cascade associated with COVID-19 and improving the clinical course and outcome of patients.

Years of extensive in-vitro studies on cell cultures have confirmed that the mechanism of action (“MOA”) of Ampion may be suitable for the treatment of inflammatory conditions, such as acute respiratory distress syndrome (“ARDS”) and the cytokine storm, associated with COVID-19. Many of these research related findings have been published in peer reviewed, scientific journals, which can be found on our website.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion, is backed by an extensive patent portfolio with intellectual property protection extending through 2032, and will be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the biologics price competition and innovation act (“BPCIA”).

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “may,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (“BLA”), the ability of Ampio to enter  into partnering arrangements,  clinical trials and decisions and changes in business conditions and similar events, the ability to receive regulatory approval to conduct clinical trials, the timing and outcome of clinical trials, and that Ampion may be used to treat ARDS induced by COVID-19, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Dan Stokely, CFO
Phone: (720) 437-6500
info@ampiopharma.com

Ampio Pharmaceuticals, Inc.

AMPE